Exhibit 5.1

Pingtan Marine Enterprise Ltd.

PO Box 309

Ugland House

Grand Cayman KY1-1104

Cayman Islands

7 January 2021

Dear Sirs

Pingtan Marine Enterprise Ltd.

We have acted as counsel as to Cayman Islands law to Pingtan Marine Enterprise Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, of the Company’s Registration Statement on Form S-3 (File No. 333-248620) filed on 4 September 2020, and declared effective on 15 September 2020, relating to the registration by the Company of up to $100,000,000 of any combination of securities of the types specified therein (the “Registration Statement”) and further in connection with the offering by the Company of US$4,000,000 Series A Convertible Preferred Shares of par value US$0.001 (the “Series A Convertible Preferred Shares”) with an aggregate stated value of US$4,400,000 for an aggregate subscription amount of US$4,000,000, pursuant to the Securities Purchase Agreement (as defined below). The Series A Convertible Preferred Shares are being sold to the purchasers named in, and pursuant to, a securities purchase agreement among the Company and the purchasers named therein (the “Securities Purchase Agreement”).

We are furnishing this opinion letter as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 15 January 2010 and the certificate of incorporation on change of name dated 26 February 2013.

1.2	The Amended and Restated Memorandum and Articles of Association of the Company as adopted pursuant to a special resolution of the Company dated 25 February 2013 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 6 January 2021 (the “Resolutions”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 30 December 2020 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company (the “Director’s Certificate”).

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures, initials and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

2.4	At the time of the conversion of the Series A Convertible Preferred Shares into ordinary shares of par value US$0.001 each (the “Ordinary Shares”) in accordance with the terms and provisions of the Securities Purchase Agreement (the “Conversion”):

(a)	the laws of the Cayman Islands (including the Companies Act (2020 Revision) (the “Companies Act”) will not have changed in such way as to materially impact the Conversion;

(b)	the Company will have sufficient authorised but unallotted and unissued Ordinary Shares, in each case to effect the Conversion in accordance with the terms and provisions of the Securities Purchase Agreement and the Companies Act;

(c)	the Company will be able to pay its debts as they fall due in the ordinary course of business immediately following the Conversion;

(d)	the Company will have shares in issue immediately prior to the Conversion other than the Series A Convertible Preferred Shares to be converted;

(e)	all Series A Convertible Preferred Shares in issue will have been issued as fully paid and non-assessable;

(f)	the Company will not have been struck off or placed in liquidation;

(g)	the issue price for Ordinary Shares to be issued on the Conversion will not be less than the par value of such Ordinary Shares; and

(h)	the terms and provisions relating to the Conversion as set out in the Registration Statement and the Securities Purchase Agreement will not have been altered, amended or restated.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The issue and allotment of the Series A Convertible Preferred Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Series A Convertible Preferred Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.2	When Ordinary Shares are issued upon Conversion of the Series A Convertible Preferred Shares (”Conversion Shares”) as contemplated in the Registration Statement and entered as fully paid on the register of members (shareholders), such Conversion Shares will be duly issued as fully paid and non-assessable.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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